Exhibit 99.1
1703 N. Randall Rd. | Elgin, IL 60123-7820 U.S.A. | P 847.289.1800 F 847.289.1843
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 26, 2011
Elgin, IL, January 26, 2011— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(the “Company”) today announced an increase in the size of its Board of Directors to nine and the election of Ellen Connelly Taaffe as director.
Ms. Taaffe currently is President of Smith-Dahmer Associates LLC, a custom market research firm for Fortune 500 clients and not-for-profit organizations. Ms. Taaffe has previously held senior executive marketing positions at Whirlpool Corporation, Royal Caribbean Cruises Limited and PepsiCo, Inc.
Ms. Taaffe received a B.S. degree in marketing from the University of Florida and an MBA from the Kellogg School of Management, Northwestern University.
Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer said, “With a career that spans over twenty years in the marketing field, Ellen brings an outstanding combination of talents and experiences to our Board. We look forward to her contributions and assistance as the Company increases its investments in consumer research and marketing and executes key strategies to grow our Brands.”
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.